UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  July 14, 2016

MoSys, Inc.

(Exact name of registrant as specified in its charter)

000-32929

(Commission File Number)

Delaware	77-0291941
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation)

3301 Olcott Street

Santa Clara, California 95054

(Address of principal executive offices, with zip code)

(408) 418-7500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 14, 2016, MoSys, Inc. (the “Company”) received a deficiency letter from the Listing Qualifications Department (the “Staff”) of The NASDAQ Stock Market (“Nasdaq”) providing notification that the Company was not in compliance with Nasdaq’s audit committee composition requirements pursuant to Nasdaq Listing Rule 5605(c)(2). The notification has no immediate effect on the listing or trading of the Company’s common stock, which will continue to trade on The Nasdaq Global Select Market under the symbol “MOSY.”

Nasdaq Listing Rule 5605 requires a listed company to have an audit committee comprised of at least three independent members. Victor Lee, a former independent director and chairman of the Audit Committee, declined to stand for reelection at the Company’s 2016 annual meeting held on June 24, 2016.  As a result, the number of independent directors on the Company’s Audit Committee was reduced from three to two.

The letter also states that the Company will be provided: (i) until the earlier of the company’s next annual shareholders’ meeting or June 24, 2017 or (ii) if the next annual shareholders’ meeting is held before December 21, 2016, then the Company must evidence compliance no later than December 21, 2016. If the Company does not regain compliance during this period, then the Staff will provide notice that the Company’s securities will be subject to delisting. At such time, the Company may appeal the delisting determination to a Nasdaq Listing Qualifications Panel (“Panel”). The Company would remain listed pending the Panel’s decision. There can be no assurance that, if the Company does appeal a subsequent delisting determination by the Staff to the Panel, that such appeal would be successful.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MOSYS, INC.

Date: July 20, 2016	By:	/s/ James W. Sullivan
James W. Sullivan
Vice President of Finance and Chief Financial Officer